Exhibit 23.1
Ally Financial Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our reports dated March 1, 2013, relating to the consolidated financial statements of Ally Financial Inc. and the effectiveness of Ally Financial Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Ally Financial Inc. for the year ended December 31, 2012, in the following registration statements on Form S‑3:

Registration Statement No.	Description
333-168622	Ally Financial Inc. Perpetual Preferred Stock, Series G
333-171519	Ally Financial Inc. Senior Guaranteed Notes
333-178919	Ally Financial Inc. Demand Notes
333-183535	Ally Financial Inc. Term Notes

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan
March 1, 2013